EXHIBIT 5.1

June 17, 2011

Cougar Oil and Gas Canada, Inc.
Suite 1120
833-4th Avenue S.W.
Calgary, AB Canada T2P 1G2

Ladies and Gentlemen:

We have acted as Canadian counsel to Cougar Oil and Gas Canada, Inc., an Alberta, Canada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to 6,650,000 common shares, without par value, of the Company (the “Shares”), pursuant to the Company’s Stock Option Plan (the “Plan”).

We have made, or caused to be made, such searches and investigations, examined such documents, certificates and resolutions, considered such questions of law and have made such inquiries of officers or representatives of the Company or other persons as we have considered relevant and necessary as a basis for the opinions hereinafter set forth.  In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or reproductions and the veracity of all facts contained in such documents.  We do not express any opinion herein concerning any laws other than the laws of the Province of Alberta and applicable federal laws of Canada, as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan and applicable stock option agreements, will be validly issued as fully paid and non-assessable, although they may be subject to contractual restrictions established by the Plan or the individual instrument or agreement.

In giving this opinion, we have assumed that all certificates for the Shares, prior to their issuance, will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.  In addition, such opinion is given as of the date hereof as if such issuance had taken place on such date; we can give no assurance that the future issuance of the Shares issuable upon the exercise of the stock options granted under the Plan will not be affected by future changes in law, including without limitation amendments to legislation, expiry of rulings, or orders made by competent authorities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

BORDEN LADNER GERVAIS LLP